FOR IMMEDIATE RELEASE

COMPANY CONTACT
Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
FOURTH QUARTER SALES AND NET INCOME AND
PAYMENT DATE FOR CASH DIVIDEND

Burlington, NJ - August 5, 2004 - Burlington Coat Factory Warehouse Corporation (NYSE-BCF) today reported its Net Income and Sales for its fourth quarter and year ended May 29, 2004.

For the three months ended May 29, 2004, Net Income was $21.5 million or $0.48 per share compared with Net Income of $2.7 million or $0.06 per share for last year's fourth quarter. Net Income from Continuing Operations was $22.2 million or $0.50 per share compared with $3.1 million or $0.07 per share for last year's fourth quarter. Net Sales for the fourth quarter ended May 29, 2004 were $680.8 million compared with Net Sales of $602.7 million for the prior year's fourth quarter ended May 31, 2003. For the fourth quarter ended May 29, 2004 compared with the same period last year total sales increased 13.0%, and comparative store sales increased 3.9%.

The increase in Income from Continuing Operations Before Provision for Income Taxes in this year's fourth fiscal quarter of $33.3 million compared with last year's fourth quarter of $4.9 million is due in part to a reduction in shrinkage expense of 0.4% of sales or $8.0 million. This reduction was recognized in the fourth quarter when the Company's physical inventories were taken. In addition the Company gained $3.7 million from the sale of three properties. Also, tighter expense control in the current quarter reduced expenses by $8.3 million compared with last year's fourth quarter.

For the year ended May 29, 2004, Net Income was $67.6 million or $1.52 per share. This compares with Net Income of $65.0 million or $1.46 per share for the year ended May 31, 2003. Net Income from Continuing Operations was $71.7 million or $1.61 per share compared with $69.3 million or $1.56 per share for last fiscal year. Net Sales for the year ended May 29, 2004 were $2.8 billion compared with Net Sales of $2.7 billion for the prior year ended May 31, 2003. For the year ended May 29, 2004 compared with last fiscal year total sales increased 6.6% and comparative store sales decreased 0.3%.

During the year ended May 29, 2004, the Company opened twenty-one Burlington Coat Factory stores and three free standing MJM Designer Shoes stores. An additional nine Burlington Coat Factory stores were relocated during the current fiscal year to locations within the same trading market. Three store locations, previously operated as Decelle stores, were converted to Burlington Coat Factory stores. Offsetting these openings, the Company closed eight stores. Two locations previously operated as Decelle stores are expected to be converted to Cohoes stores. Burlington Coat Factory operates 349 stores in 42 states principally under the name Burlington Coat Factory.

The Company will be holding a conference call regarding the fourth quarter results at 10:00 A.M. EDT on August 6, 2004. To listen to the call, visit the Company's web site at www.coat.com. The call will be available for replay on the web site.

In addition, the Company announced an increase in its annual cash dividend to four cents ($0.04) per share payable on December 15, 2004 to stockholders of record on November 22, 2004.

Statements made in this press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(All amounts in thousands, except share data)
	TWELVE MONTHS ENDED
	May 29, 2004		May 31, 2003
REVENUES:

Net Sales	$2,846,438	100.00%	$2,668,970	100.00%
Other Income	31,878	1.12%	29,180	1.09%

	2,878,316	101.12%	2,698,150	101.09%
COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation)	1,773,495	62.31%	1,668,326	62.51%
Selling and Administrative Expenses	902,621	31.71%	847,755	31.76%
Depreciation	82,271	2.89%	67,997	2.55%
Interest Expense	5,866	0.20%	2,784	0.10%

	2,764,253	97.11%	2,586,862	96.92%

Income From Continuing Operations Before Provision for Income Taxes	114,063	4.01%	111,288	4.17%
Provision for Income Taxes	42,385	1.49%	41,978	1.57%

Net Income From Continuing Operations	$ 71,678	2.52%	$ 69,310	2.60%

Net Loss From Discontinued Operations, Net of Tax of $2,431 and $2,636	(4,113)	-0.14%	(4,353)	-0.16%

Net Income	67,565	2.38%	64,597	2.44%

Net Unrealized Gain on Non- Marketable Securities, Net of Tax	1	0.00%	3	0.00%

Total Comprehensive Income	$ 67,566	2.38%	$ 64,960	2.43%

Basic and Diluted Earnings Per Share:
Basic Net Income From Continuing Operations	$ 1.61		$ 1.56
Basic Net Loss from Discontinued Operations, Net of Tax	(0.09)		(0.10)

Basic Net Income	$ 1.52		$ 1.46

Diluted Net Income from Continuing Operations	$ 1.60		$ 1.56
Diluted Net Loss From Discontinued Operations, Net of Tax	(0.09)		(0.10)

Diluted Net Income	$ 1.51		$ 1.46
Basic Weighted Average Shares Outstanding	44,583,092		44,476,085
Diluted Weighted Average Shares Outstanding	44,668,282		44,548,187
Dividends Per Share	$ 0.03		$ 0.02

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(All amounts in thousands, except share data)
	THREE MONTHS ENDED
	May 29, 2004		May 31, 2003
REVENUES:

Net Sales	$ 680,823	100.00%	$ 602,657	100.00%
Other Income	10,250	1.51%	6,752	1.12%

	691,073	101.51%	609,409	101.12%
COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation)	402,730	59.15%	367,503	60.58%
Selling and Administrative Expenses	230,632	33.88%	219,032	36.34%
Depreciation	22,607	3.32%	17,300	2.87%
Interest Expense	1,769	0.26%	681	0.11%

	657,738	96.61%	604,516	99.91%

Income From Continuing Operations Before Provision for Income Taxes	33,335	4.90%	4,893	1.21%
Provision for Income Taxes	11,141	1.64%	1,755	0.44%

Net Income From Continuing Operations	$ 22,194	3.26%	$ 3,138	0.77%

Net Loss From Discontinued Operations, Net of Tax of $267 and $1,164	(684)	-0.10%	(425)	-0.32%

Net Income	21,510	3.16%	2,713	0.45%

Net Unrealized Gain on Non- Marketable Securities, Net of Tax	-	0.00%	3	0.00%

Total Comprehensive Income	$ 21,510	3.16%	$ 2,716	0.45%

Basic and Diluted Earnings Per Share:
Basic Net Income From Continuing Operations	$ 0.50		$ 0.07
Basic Net Loss from Discontinued Operations, Net of Tax	(0.02)		(0.01)

Basic Net Income	$ 0.48		$ 0.06

Diluted Net Income from Continuing Operations	$ 0.50		$ 0.07
Diluted Net Loss From Discontinued Operations, Net of Tax	(0.02)		(0.01)

Diluted Net Income	$ 0.48		$ 0.06
Basic Weighted Average Shares Outstanding	44,635,589		44,485,076
Diluted Weighted Average Shares Outstanding	44,714,325		44,539,981
Dividends Per Share	$ -		$ -_